Exhibit 99

Everett Tackett, APR	Ken Rizvi
Public Relations	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-4534	(602) 244-3437
everett.tackett@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Successfully Redeems the Remainder of its 12

Percent Senior Subordinated Notes Due 2009

PHOENIX, Ariz. – Aug. 2, 2004 – ON Semiconductor (Nasdaq: ONNN) today announced that it has completed the retirement of the remainder of its 12 percent Senior Subordinated Notes due in 2009, or approximately $34.2 million outstanding principal amount, pursuant to its notice to redeem all remaining outstanding notes issued on May 4, 2004. ON Semiconductor redeemed the notes pursuant to their terms at 106 percent of par value plus unpaid and accrued interest up to Aug. 2, 2004, using cash and cash equivalents. The total aggregate redemption price for the notes was approximately $38.3 million, including approximately $2.1 million of accrued interest. The company will record a charge related to the prepayment of the notes of approximately $3.0 million in the third quarter of 2004, which includes $2.0 million of cash redemption premium and a non-cash charge of $1.0 million related to the write-off of debt issuance costs. The redemption of the remaining notes is expected to save ON Semiconductor approximately $4 million a year in interest expense.

“This transaction successfully completes the retirement of all outstanding $260 million principal amount 12 percent Senior Subordinated Notes,” said Donald Colvin, ON Semiconductor senior vice president and CFO. “In the last year, we have reduced our annualized interest expense by approximately 40 percent, consistent with our ongoing strategy to strengthen the company’s balance sheet and financial health.”

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor Successfully Redeems the Remainder of its 12 Percent Senior Subordinated Notes Due 2009

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to interest expense, prepayment charges and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are described in our Form 10-K for the year ended December 31, 2003 under the caption “Trends, Risks and Uncertainties” in the MD&A section, and other factors are described from time to time in our subsequent SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.